Exhibit 10.2

SECOND AMENDMENT TO SERVICE AGREEMENT

This Second Amendment, dated August 4, 2011 (the “Amendment”), to the Service Agreement, dated March 11, 2008 as amended on February 27, 2009 (together the “Agreement”), by and between Michael S. Paquette (the “Executive”) and Montpelier Re Holdings Ltd. (the “Company”).  Terms not otherwise defined herein shall have the meaning described to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Paragraph 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)           The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to twelve (12) months immediately preceding the termination of his employment, provided always that the Company shall continue to pay the Executive’s Base Salary and contractual benefits for such period, and Executive’s unvested restricted share units (“RSUs”), or other long-term investment compensation awarded to Executive under any LTIP, as hereinafter defined, or award or similar agreement shall continue to vest during such period notwithstanding anything to the contrary in any applicable LTIP award or award agreement.  This paragraph 3(c) shall not affect the general right of the Company to suspend the Executive for Cause (as defined below).

2.  Paragraph 4(a) is deleted in its entirety and replaced with the following:

(a)           Base Salary.  During the Term, the Company shall pay the Executive an annual salary (the “Base Salary”) of $355,000 U.S., less applicable withholding and other deductions, payable bi-monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if the Executive is employed for less than a full pay period.  The Compensation and Nominating Committee of the Board, subject to ratification of the Board, may, in its sole discretion, increase or decrease the Base Salary at any time during the Term; provided, however, that in no event shall the Base Salary be decreased at any time during the Term below the rate of $355,000 U.S. per annum.  The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Group Company and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him or the Base Salary shall be reduced by the amount of such fees or remuneration.

3.  Paragraph 7(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

(e)           the termination of the executive’s employment agreement by the Company without Cause, for the purpose of this section 7(e) the date of termination shall be defined as the date notice is first given to Executive; or

4.  Paragraph 8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)           If the Executive’s employment is terminated by (i) the Company without Cause or (ii) the Executive for Good Reason, then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive (A) the Accrued Obligations, payable no later than seventy-five (75) days following such termination, (B) continued payment of the Base Salary for a period of twelve (12) months following such termination, less applicable withholding and other deductions, payable bi-monthly in arrears on the day appointed by the Board, (C) medical benefit continuation under the Company’s medical plan for the Executive and his dependents at the Company’s expense for a period of twelve (12) months following such termination, (D) continued vesting of Executive’s unvested RSUs or other long-term investment compensation awarded to Executive under any LTIP or award or similar agreement for twelve (12) months following such termination and (E) in the event of a Change of Control by the Company as defined in the LTIP, Group B Benefits under the MRH Severance Plan, as in effect on the date hereof (“Severance Plan”), provided, however, that such Group B Benefits shall be applied against and shall reduce the benefits payable herein under clauses (B), (C) and (D).  The payments and benefits upon termination under clauses (B), (C), (D) and (E) shall be subject to and conditioned upon the Executive’s execution, within sixty (60) days following such termination, of a general release of claims against the Company in the form provided by the Company and, if applicable, within the meaning of the Severance Plan

5.  Paragraph 13 of the Agreement is hereby renamed as “Paragraph 14.”  A new Paragraph 13 is added as follows:

“13.         Parachute Payment Cut-Back.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment under this Agreement would, when combined with all other payments Executive receives from the Company or any successor or parent or subsidiary thereof, but for this Paragraph 13, be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, then such Payments shall be reduced (with cash payments being reduced before stock award compensation) as would result in no portion of the payments being considered “excess parachute payments” under Section 280G of the Internal Revenue Code; but only to the extent such reduction does not result in Executive receiving on a net basis after all taxes, including excise taxes, less than Executive would have received net after all taxes, including excise taxes, without regard to the reduction. If such reduction would result in Executive receiving less on a net basis, then his payment shall not be reduced in excess of an amount that would net him at least as much as he would have received on a net basis without regard to the reduction.”

6.  Paragraph 14(e) is hereby deleted in its entirety and replaced as follows:

“(e)  Integration.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of any LTIP, Annual Bonus Agreement, Restricted Share Unit

Award Agreement, Severance Plan or any other compensation plan, benefit plan, award, or similar agreement, it is hereby acknowledged and agreed that the terms most favorable to the Executive shall control; provided that the determination as to whether any such conflict or inconsistency exists shall be made by the Board in its reasonable discretion.  No agreements, plans, or representations, oral or otherwise, express or implied, unless specifically referred to herein (which reference includes the plans and agreements described in the preceding sentence of this paragraph 14(e)), with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.”

7.  The Agreement, as amended by this Second Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein.  This Second Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

8.  This Amendment shall be governed by and construed and enforced in accordance with the laws of Connecticut and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Connecticut.

9.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

MONTPELIER RE HOLDINGS LTD.	EXECUTIVE

By: /s/ CHRISTOPHER L. HARRIS	By: /s/ MICHAEL S. PAQUETTE

Christopher L. Harris, President and Chief Executive Officer	Michael S. Paquette